Exhibit 107

Calculation of Filing Fee Table

Form S-3
(Form Type)

Donegal Group Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.01 par value per share	Rule 457(c)	500,000	$14.88(2)	$7,440,000	$0.0001476	$1,098.14
Total Offering Amounts					$7,440,000		$1,098.14
Total Fee Offsets							$0.00
Net Fee Due							$1,098.14

(1)
The shares may be sold by Donegal Group Inc. (the “Registrant”) pursuant to the Registrant’s 2024 Agency Stock Purchase Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) shall also cover any additional shares of the Class A Common Stock, $0.01 par value per share (the “Class A Common Stock”) that become issuable under the Plan with respect to the securities identified in the above table, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which increases the number of outstanding shares of Class A Common Stock.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act. Such estimate has been computed based on the average of the high and low sales prices of the Registrant’s Class A Common Stock as quoted on the Nasdaq Global Select Market on August 27, 2024.